Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-52421 and 33-55787

PRICING SUPPLEMENT NO. 103, dated October 17, 1995
(To Prospectus dated February 14, 1995 and
Prospectus Supplement dated April 5, 1995)

                                $2,500,000,000
                        Chrysler Financial Corporation
                          Medium-Term Notes, Series P
                              Floating Rate Notes
                    Due 9 Months or More From Date of Issue

Principal Amount:       $10,000,000
Issue Price:            100%
Calculation Agent:      First Trust of New York, National Association
Original Issue Date:    October 20, 1995
Stated Maturity:        October 20, 2000
Initial Interest Rate:  to be determined on October 18, 1995
Specified Currency:     U.S. Dollars
      (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
      (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
      (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:
      [ ] Commercial Paper Rate   [X] LIBOR   [ ] Treasury Rate   [ ] CD Rate
      [ ] Federal Funds Rate  [ ] Prime Rate  [ ] Other (see attachment hereto)
      If LIBOR, Designated Page:  [X] Reuters Page   [ ] Telerate Page
      If LIBOR, Index Currency:  U.S. Dollars

Interest Reset Period:    monthly
Interest Reset Dates:     the third Wednesday of each month, commencing
                          November 15, 1995
Interest Payment Period:  monthly
Interest Payment Dates:   the third Wednesday of each month, commencing
                          November 15, 1995 and ending on the Stated Maturity
Index Maturity:           one month
Spread (+/-):             +.30
Spread Multiplier:        n/a
Maximum Interest Rate:    n/a
Minimum Interest Rate:    n/a

Redemption: [X] The Notes cannot be redeemed prior to maturity.
            [ ] The Notes may be redeemed prior to maturity.
Initial Redemption Date:
The Redemption Price shall initially be     % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.



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Repayment:  [X] The Notes cannot be repaid prior to maturity.
            [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:  [ ] Yes   [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period OID:

Agent's Discount or Commission:  .50%
Agent's Capacity:  [X] Agent   [ ] Principal
Net proceeds to Company (if sale to Agent as principal):

Agent:   [X] Merrill Lynch & Co.            [ ] Salomon Brothers Inc
         [ ] Other:






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